          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

                                 ---
     Filed by the registrant    /XX/
                                ---
                                                   ---
     Filed by a party other than the registrant   /  /
     Check the appropriate box:                   ---

       ---
      /XX/         Preliminary proxy statement
      ---

       ---
      /  /         Definitive proxy statement
      ---

       ---
      /  /         Definitive additional materials
      ---

       ---
      /  /         Soliciting material pursuant to Rule 14a-11(c) or
      ---          Rule 14a-12

                            Chancellor Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            Chancellor Corporation
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

       ---
      /XX/         $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
      ---          14a-6(j)(2).

       ---
      /  /         $500 per each party to the controversy pursuant to Exchange
      ---          Act Rule 14a-6(i)(3).

       ---
      /  /         Fee computed on table below per Exchange Act Rules
      ---          14a-6(i)(4) and 0-11.


                   (1) Title of each class of securities to which transaction applies:

                   ------------------------------------------------------------

                  (2)  Aggregate number of securities to which
                  transaction applies:

                  -------------------------------------------------------


                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

                  --------------------------------------------------------

                  (4)  Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------



     ---
    /  /          Check box if any part of the fee is offset as provided
    ---           by Exchange Act Rule 0-11(a)(2) and identify the filing
                  for which the offsetting fee was paid previously.
                  Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.


    (1)  Amount previously paid:

    (2)  Form schedule or registration statement no.:

- --------------------------------------------------------------------------

    (3)  Filing party:

- --------------------------------------------------------------------------

    (4)  Date filed:

- --------------------------------------------------------------------------

                            CHANCELLOR CORPORATION
                              745 Atlantic Avenue
                         Boston, Massachusetts   02111


                                  May __, 1996


To the Stockholders of
   Chancellor Corporation:


     Chancellor Corporation (the "Company") is pleased to send you the enclosed notice of a Special Meeting in Lieu of Annual Meeting of Stockholders (the "Meeting") to be held at 11:00 a.m. on Thursday, June 6, 1996 at the offices of the Company.

     Ordinary annual meeting business will be transacted at the Meeting, including the election of directors. Two other actions will be submitted to the stockholders at the Meeting: an amendment to the Company's charter to authorize 5 million shares of undesignated series preferred stock and the approval of an amendment to the Company's 1994 Directors' Stock Option Plan. Approval of the latter transaction is conditioned upon approval by the holders of a majority of the shares voted at the Meeting other than shares held by the non-employee directors and their affiliates.

     Please review the Company's enclosed Proxy Statement and Annual Report on Form 10-K carefully. If you have any questions, please do not hesitate to call me or William J. Guthlein at (617) 728-8500.

                              Sincerely yours,



                              Stephen G. Morison



WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

                              PRELIMINARY COPIES

                            CHANCELLOR CORPORATION

                     NOTICE OF SPECIAL MEETING IN LIEU OF
                        ANNUAL MEETING OF STOCKHOLDERS

                                 June 6, 1996

     A Special Meeting in Lieu of Annual Meeting of Stockholders (the "Meeting") of Chancellor Corporation (the "Company") will be held on Tuesday, June 6, 1996, at 11:00 a.m. at 745 Atlantic Avenue, 4th Floor, Boston, Massachusetts for the following purposes:

     (1) To fix the number of directors at seven for the coming year, subject to further action by the Board of Directors as provided in the By-Laws (including the subsequent election of two persons designated under the terms of the Voting Agreement described in the accompanying Proxy Statement), and to elect five directors to hold office until their successors shall be elected and shall have qualified (subject to the foregoing).

     (2) To approve the amendment to the Directors' Stock Option Plan described in the accompanying Proxy Statement.

     (3) To approve the amendment described in the accompanying Proxy Statement to the Company's Articles of Organization, authorizing 5,000,000 shares of undesignated Series Preferred Stock having such terms as the Board of Directors shall hereinafter approve.

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.


     The Board of Directors has fixed the close of business on Thursday, April 25, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote and act at, the Meeting and only stockholders of record at the close of business on the date are entitled to notice of, and to vote and act at, the Meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       David W. Parr, Clerk


Boston, Massachusetts
May __, 1996

                                                              Preliminary Copies


                            CHANCELLOR CORPORATION
                              745 Atlantic Avenue
                          Boston, Massachusetts 02111
                                (617) 728-8500


                              ____________________

                                PROXY STATEMENT
                              ____________________


                        SPECIAL MEETING OF STOCKHOLDERS
                           IN LIEU OF ANNUAL MEETING

                            to be held June 6, 1996

                                  INTRODUCTION


The Special Meeting
- -------------------

     This Proxy Statement is being furnished to holders of shares of Common Stock, $.01 par value (the "Common Stock"), of Chancellor Corporation, a Massachusetts corporation ("Chancellor" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting in Lieu of Annual Meeting of Stockholders (the "Meeting") to be held at the offices of the Company, 745 Atlantic Avenue, Boston, Massachusetts 02111, on June 6, 1996 at 11:00 a.m., local time, and at any adjournment or adjournments thereof.

Matters to be Considered at the Meeting
- ---------------------------------------

     Business of types usually transacted at an Annual Meeting of Stockholders will be acted upon at the Meeting. See "ELECTION OF DIRECTORS" and "APPROVAL OF AMENDMENT TO 1994 DIRECTORS' STOCK OPTION PLAN." In addition, the stockholders will be asked to approve an amendment to the Company's charter (the "Charter Amendment") converting 5,000,000 shares of the Company's authorized Series A Convertible Preferred Stock into a like number of shares of undesignated series preferred stock. See "THE CHARTER AMENDMENT."

Recommendation of the Board of Directors
- ----------------------------------------

     The Board unanimously recommends adoption of all the matters to be submitted to the stockholders at the Meeting.

Voting of Proxies; Revocation
- -----------------------------

     All shares represented by the enclosed proxy will be voted in the manner specified therein by the stockholder. If no specification is made, the proxy will be voted FOR the matters to be acted upon and otherwise in the discretion of the proxies. Any proxy may be revoked at any time prior to the voting thereof by delivering to the Clerk of the Company a written revocation of a duly executed proxy bearing a later date or by voting in person at the Meeting. The expected date of the first mailing of this proxy statement and the enclosed proxy is May __, 1996.

Beneficial Ownership of Securities and Voting Rights
- ----------------------------------------------------

     As of the close of business on April 25, 1996, the record date for the Meeting, there were outstanding 5,136,391 shares of Common Stock and 5,000,000 shares of Series AA Convertible Preferred Stock ("Outstanding Series AA Preferred"). Stockholders of the Company are entitled to one vote for each share of Common Stock or Outstanding Series AA Preferred held of record at the close of business on the record date. At the same date, an additional 1,430,911 shares of Common Stock were issued and held of record by the Company as treasury stock. For more information about the Company's outstanding stock, see "OTHER INFORMATION -- Principal Stockholders."

Votes Required
- --------------

     The affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present or represented at the Meeting is required for the election of directors. A total of 7,313,508 shares which are covered by the Voting Agreement described under "OTHER INFORMATION -- Principal Stockholders -- Voting Agreement," and which constitute a majority of all outstanding shares, will be voted in favor of the election of Stephen G. Morison as a Class I director for a two-year term and each of Bruce M. Dayton and Thomas W. Killilea as a Class II director for a three-year term. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented at the Meeting is required for the approval of the proposed amendment (the "Directors' Plan Amendment") to the 1994 Directors' Stock Option Plan (the "Directors' Option Plan") and for the ratification of auditors. The affirmative vote of the holders of two thirds of the outstanding shares of the Company's Common Stock and Outstanding Series AA Preferred, voting together as a single class, is required for the adoption of the Charter Amendment.

     The non-employee directors and their affiliates, including Vestex, will vote their shares (which together constitute 66.7% of all outstanding shares entitled to vote) in favor of the Directors' Plan Amendment only if a majority of the shares voted at the Meeting by stockholders other than the non-employee directors and their affiliates, including Vestex, are voted in favor of such amendment (the "Independent Vote Condition").

     Shares of the Company's Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal. With respect to the required vote on any particular matter, abstentions will be treated as votes cast or shares present and represented, while votes withheld by nominee recordholders who did not receive specific instructions from the beneficial owners of such shares will not be treated as votes cast or as shares present or represented. Because the Charter Amendment requires the approval of the holders of two thirds of the Company's outstanding capital stock, voting together as a single class, abstentions or votes withheld will have the effect of a vote against the Charter Amendment.


                               TABLE OF CONTENTS


                                                           Page No.
                                                           --------

Introduction..............................................      1
Table of Contents.........................................      3
Election of Directors.....................................      4
Approval of Amendment to
  1994 Directors' Stock Option Plan.......................     22
The Charter Amendment.....................................     30
Other Information.........................................     35


                             ELECTION OF DIRECTORS

Introduction
- ------------

     At the Meeting, the stockholders will be asked to set the number of directors at seven for the ensuing year. The directors are classified into three classes of directors, each class ordinarily to serve for a three-year term. The stockholders will be asked to elect one Class I director for a two-year term, to serve in such capacity until the 1998 Annual Meeting and until his successor is duly elected and qualified, and two Class II directors for three-year terms, to serve in such capacity until the 1999 Annual Meeting and until his successor is duly elected and qualified, so that the Board will thereafter consist of such Class I director, such two Class II directors and two Class III directors whose terms will expire at the 1997 Annual Meeting. Pursuant to the terms of the Voting Agreement described under "OTHER INFORMATION -- Principal Stockholders -- Voting Agreement," the two resulting vacancies on the Board will be reserved for a designee of Vestex Capital Corporation (together with its affiliate, Vestex Corporation, "Vestex") and a designee of the Continuing Directors (as hereinafter defined). Vestex and the Continuing Directors have indicated to the Company that they have no intention at present to fill these two seats, although they each reserve their right to do so in the future.

     It is the intention of the persons named in the enclosed proxy to vote to elect as a director Stephen G. Morison, who is an incumbent Class I director, and Bruce M. Dayton and Thomas W. Killilea, each of whom is an incumbent Class II director. Each such nominee has consented to serve if elected. In accordance with the provisions of the Voting Agreement, a sufficient number of votes will be cast for each of Messrs. Morison, Dayton and Killilea to ensure their election. If some unexpected occurrence should make necessary, in the discretion of the Board of Directors, the substitution of some other person for any of the nominees, it is in the intention of the persons named in the proxy to vote for the election of such other person as may be designated by those members of the Board of Directors who are not affiliated with Vestex, in accordance with the terms of the Voting Agreement.

Nominee, Directors and Executive Officers
- -----------------------------------------

     The directors and executive officers of the Company are as follows:


         Names           Age           Position(s) Held
         -----           ---           ----------------

*Stephen G. Morison       53      Vice Chairman of the Board, Director,
                                  President and Chief Executive Officer

 Michael DeSantis, Jr.    45      Senior Vice President

 William J. Guthlein      42      Vice President, Treasurer and Chief Financial
                                  Officer

 Gregory S. Harper        45      Vice President

 David W. Parr            38      Vice President, General Counsel and Clerk

 Brian M. Adley           33      Director

*Bruce M. Dayton          62      Director; Chairman of the Board

*Thomas W. Killilea       52      Director

 Richard D. Rizzo         51      Director

- -------------------

*Nominee for re-election as a director.


     The directors are classified into three classes of directors, each class to serve for a three-year term. Mr. Morison is a Class I director whose term will next expire at the 1998 Annual Meeting, Messrs. Dayton and Killilea are Class II directors whose terms will next expire at the 1999 Annual Meeting, and Messrs. Adley and Rizzo are Class III directors whose terms will next expire at the 1997 Annual Meeting.

     There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer.

Business Experience of Executive Officers and Directors
- -------------------------------------------------------

     Mr. Morison joined Chancellor in 1988 as President of Chancellor Asset Corporation. He became a Senior Vice President of Chancellor Corporation in February 1989 and an Executive Vice President of Chancellor Corporation in May 1989. He was subsequently elected Vice Chairman and Chief Executive Officer and a director of the Company in September 1989 and was elected President in June 1990. Mr. Morison was President, Chief

Executive Officer and a Director of Boston Leasing Group, Inc. from 1981 to 1988 and of Boston Leasing Group Ltd. during 1988. Previously, he was Vice President and Chief Administrative Officer of New England Merchants Leasing Corporation. Mr. Morison also spent nine years with IBM Corporation in a variety of sales, staff and management positions.

     Mr. DeSantis joined the Company in September 1989 as a Vice President in charge of remarketing services. He was elected a Senior Vice President of Chancellor in March 1990 and is currently in charge of Lease Marketing and Remarketing Sales. Prior to joining the Company, he served as a partner at Western Technology Investment from 1988 until 1989. He served as a Vice President of Heller Financial, Inc. in 1985 and was later promoted to a Senior Vice President. Mr. DeSantis was Vice President of First Chicago Credit Corporation (which was acquired by Heller Financial, Inc.) from 1984 until 1985.

     Mr. Guthlein joined the Company in July 1991 as Vice President and Chief Financial Officer. He later was elected Treasurer of the Company. Prior to joining Chancellor, Mr. Guthlein was Vice President-Finance and Treasurer of Wang Credit Corporation, where he had been employed since 1984 in various financial and management capacities.

     Mr. Harper joined the Company in 1987 as a lease account executive and, in 1991, he became a Vice President for Strategic Planning in the Company's Lease Marketing Department. In November 1992, he became head of the Company's Asset Management Department. Prior to joining Chancellor, he was from 1981 to 1987 President of Capital Equipment Leasing Company, a full-service truck lessor.

     Mr. Parr joined the Company in June 1990 as a Vice President, General Counsel and Clerk. Prior to joining Chancellor, from 1986 until 1990 he served as Associate General Counsel of American Finance Group, where he was elected a Vice President in 1989. Mr. Parr was an associate attorney with the Boston law firm of Widett, Slater & Goldman, P.C. from 1983 through 1986.

     Mr. Adley has been Chairman and Chief Executive Officer of Vestex Corporation, a private financial services firm, since its inception in 1994 ("Vestex"). Mr. Adley previously served as Treasurer, Chief Financial Officer and a director of Sanborn, Inc. ("Sanborn"), a designer and manufacturer of industrial separation systems, from 1990 through 1993, having previously been acting Chief Financial Officer of that company since 1989. Sanborn filed for protection from its creditors under Chapter 11 of the Federal Bankruptcy Code on January 24, 1994. From 1985 to 1989, Mr. Adley was a Senior Consultant at Price Waterhouse [concentrating on small business development]. Mr. Adley was elected a director of the Company on July 25, 1995.

     In a lawsuit brought in U.S. Bankruptcy Court for the Western District of Massachusetts (Bankruptcy Cases 94-40207, 94-40281 and 94-40280) entitled In re
                                                                          -----
Sanborn, Inc., In re Environmental Compliance Corporation and In re Centrifuge
- ------------------------------------------------------------------------------
Consultants, Inc., Unsecured Creditors Committee of the Above Named v. George
- -----------------------------------------------------------------------------
Sanborn, et al., Mr. Adley, as a former director and chief financial officer of
- --------------
Sanborn, was named as a defendant, together with virtually all other current and recent former executive officers and directors of Sanborn. The complaint was filed on December 1, 1994 [and the matter is at a preliminary stage]. The complaint alleges violation of the Massachusetts unfair and deceptive trade practices act, breach of fiduciary and other duties, mismanagement and waste of corporate assets, unlawful self-dealing, misrepresentation or deceit, and other unfair or deceptive acts and practices and, as to certain defendants other than Mr. Adley, fraudulent conveyances or transfers. The complaint alleges that Sanborn's executive officers, including Mr. Adley as chief financial officer, caused the financial demise of Sanborn and rendered it unable to pay its creditors by (among other things) grossly overstating and inflating assets on Sanborn's books, failing to maintain Sanborn's books in a proper or prudent manner, and falsely representing the sale and delivery of equipment to affiliated entities. One of Sanborn's creditors, Ally Capital Corporation, has brought similar causes of action arising from one type of transaction in a suit filed in U.S. District Court for the District of Massachusetts on September 2, 1994 (Cr. No. 94-11779-REK) entitled Ally Capital Corporation v. Brian M. Adley.
                                     ------------------------------------------
Mr. Adley has informed the Company that he denies the allegations made in the above-described complaints and intends to contest the matter vigorously. On December 17, 1994, the Board of Directors gave further consideration, in the specific context of the allegations against Mr. Adley set out in the above-described complaints, to their previous recommendation that the Recapitalization
be approved and Mr. Adley elected as a director.   Among other considerations,
the directors noted that Mr. Adley strongly denied the allegations against him set out in the lawsuits and that personal assessments of Mr. Adley's character, both from references received by the Company and those directors who had met extensively with Mr. Adley in previous months, were inconsistent with the allegations against him set out in the complaints. The directors also noted
Mr. Adley's statement that, based on Vestex's extensive due diligence, he considers the Company to be well managed and that Vestex has expressed an intention to keep the Company's current management in place for the foreseeable future. Mr. Adley has further stated that, because he is devoting most of his attention to the affairs of Vestex, he has no intention to involve himself in the day-to-day administration of the Company or interest in assuming an operating position or office with the Company and that he expects and intends that his primary role will be to serve as a director and to assist the Company in its efforts to secure adequate equity and debt capital in the future. The directors also considered again and reaffirmed that the sole viable strategic course for the Company to produce any net proceeds to its stockholders is to engage in a recapitalization with an acquirer willing to make a capital infusion into the Company and that the Company had been unable to identify any such prospective acquirer other than Vestex. In light of these considerations, the directors then unanimously reaffirmed their recommendation of the Recapitalization and Mr. Adley's election as a director. On January 19, 1996, an adversary proceeding (No. 96-4024) was brought by Sanborn, Inc. in its bankruptcy proceedings seeking to recover three payments totalling approximately $50,000 made to Mr. Adley in the year prior to the filing of the bankruptcy petition on the grounds that the payments were either preferential transfers or fraudulent conveyances under bankruptcy law. Mr. Adley is vigorously defending this action.

     Mr. Dayton has been a director of the Company since 1980 and was elected Chairman of the Board of Directors in 1990. From 1970 to 1990, he served as the Chairman of the Board and Treasurer of Multi-Financial Services, Inc., an investment advisor registered with the Securities and Exchange Commission, and now part of the Wingate affiliated group of companies. Mr. Dayton, as senior financial consultant at Wingate, holds Chartered Life Underwriters (CLU) and Chartered Financial Consultants (ChFC) designations.

     Mr. Killilea is a Senior Vice President of Oppenheimer & Co., Inc. Prior to joining Oppenheimer, Mr. Killilea was a Senior Vice President of Kidder,
Peabody & Co., Inc., where he had been employed from 1968 to 1995.    Mr.
Killilea has been a director of the Company since June 1990.

     Mr. Rizzo is the founder of The Andover Capital Group, Inc., a private capital and management consulting firm. Prior to founding Andover, from 1977 until 1989, Mr. Rizzo was President and Chief Executive Officer of Signal Capital Corp. He also spent more than ten years with New England Merchants Bank, Fleet/Norstar and C.I.T. in a variety of credit, administrative and management positions. Mr. Rizzo was appointed a director of the Company on January 11, 1996. Mr. Rizzo is also a director of Northmark Bank, Exeter Hospital and First Capital Corporation.

Certain Transactions
- --------------------

     The above-named nominees have indicated that neither they nor any of their respective affiliates has any relationship with the Company that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934 except for the transactions referred to under "Compensation Committee Interlocks and Insider Participation".

Committees; Attendance
- ----------------------

     The Audit Committee of the Board was formed in 1983 and is currently composed of Messrs. Killilea and Dayton. Mr. Killilea is Chairman of the Audit Committee. The functions of the Audit Committee include recommending to the Board of Directors the appointment of the independent auditors, reviewing the independence of the auditors, meeting with the auditors to review the scope and result of the annual audit, reviewing the Company's accounting procedures, internal controls, and proposed changes in financial and accounting standards and principles, and reviewing the scope of other services provided by the auditors.

     Messrs. Dayton, Adley and Killilea are the current members of the Company's Resources and Compensation Committee. Mr. Dayton is Chairman of the Resources and Compensation Committee. The Resources and Compensation Committee was formed in 1983. Its functions include reviewing the total compensation paid to the Company's directors and officers and the granting of stock options. Since March 24, 1992, a special Option Compensation Committee, consisting of at least two directors who are "disinterested persons" for Federal securities law purposes, has administered stock option plans in connection with the granting of stock options to persons who are executive officers. Messrs. Dayton and Killilea currently comprise the Option Compensation Committee.

     The Nominating Committee is currently composed of Messrs. Rizzo, Adley and Dayton. Mr. Rizzo is Chairman of the Nominating Committee. The functions of the Nominating Committee are to recommend to the Board of Directors a slate of directors for election at the Annual Meeting of Stockholders, subject to the terms of the Voting Agreement; to review the qualifications of potential candidates; and to make initial contact with such candidates to determine their interest in serving as directors of the Company. Subject to the terms of the Voting Agreement, the Nominating Committee will consider nominees recommended by Stockholders of the Company. The names of any such nominees should be forwarded to David W. Parr, Secretary, Chancellor Corporation, 745 Atlantic Avenue, Boston, Massachusetts 02111, who will submit the names of the nominees to the Nominating Committee for consideration.

     Attendance.  During the year ended December 31, 1995, the Board of
     ----------
Directors held 16 meetings, the Audit Committee had three meetings and the Resources and Compensation Committee had two meetings. Each director attended more than 75% of the meetings of the Board and of the committees of which he was a member, except Mr. Adley, who was unable to attend two of the seven Board meetings held since he became director in July, 1995 and the meeting of the Resources and Compensation Committee, of which he is a member, held in December, 1995.

Directors' Compensation and Indemnification
- -------------------------------------------

     Historical Compensation.  Directors' fees in the aggregate amount of
     -----------------------
$56,633 were paid to or accrued for the directors with respect to services rendered during the year ended December 31, 1995, excluding $9,350 of directors' fees accrued with respect to prior fiscal periods that were paid during the year ended December 31, 1995. Compensation is paid to non-employee directors only. Prior to July 25, 1995, such compensation was paid at a rate of $3,000 per quarter (except for directors employed by Bruncor, Inc. ("Bruncor") who served as directors during such year, who received $2,000 per quarter pursuant to a policy approved by the Resources and Compensation Committee on November 12,
1992) plus $650 per regular meeting for committee or board meetings or $225 for participation in brief meetings by telephone. The Chairman of the Board received an additional stipend of $300 per board meeting pursuant to a policy approved by the Board of Directors in August 1990. From August 1990 to July 25, 1995, an hourly stipend of $125 (not to exceed $300 per meeting) was available for attendance by invitation of non-member independent directors at committee meetings but no amounts were paid pursuant to this policy.

     Current and Prospective Compensation.  Since July 25, 1995 each non-
     ------------------------------------
employee director has been entitled to receive compensation consisting of cash fees and stock options under one of the individual compensation formulas described under "Approval of Amendments to 1994 Directors' Stock Option Plan -- Formula for Grants to Directors." Under these formulas, the four incumbent non-employee directors are currently entitled to receive, in the aggregate, cash fees of $23,000 per year and 244,000 options over a two-year period, with an additional 321,000 options available for up to five additional directors if elected prior to the 1996 Annual Meeting. If the proposed Directors' Plan Amendment is approved by the stockholders at the meeting, the total number of options reserved for the four incumbent non-management directors will be 366,000, rather than 244,000, with 199,000 options reserved for additional subsequently elected directors.

Certain Exchange Act Reporting Matters
- --------------------------------------

     To the best of the Company's knowledge and belief, all Forms 3, 4 and 5 required of Company officers and directors to be filed by Section 16(b) of the Securities Exchange Act of 1934 were timely filed.

Executive Compensation
- ----------------------

     The annual and long-term remuneration paid to or accrued for the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services rendered during the year ended December 31, 1995, and the annual and long-term remuneration paid to or accrued for the benefit of the same individuals, for services as executive officers of the Company during the years ended December 31, 1993 and 1994, was as follows:


                           SUMMARY COMPENSATION TABLE


                                                                  Long Term
                                                                   Compen-
                                                                   sation
                                                                   Awards
                                                                 ----------    All
                                   Annual Compensation           Securities   Other
                              ------------------------------     Underlying   Compen-
   Name and Principal                   Salary      Bonus(1)     Options      sation
        Position              Year        ($)          ($)         (#)          ($)
   ------------------         ----      ------      --------     ----------   -------

Stephen G. Morison            1995      225,000      32,250      435,500      1,036(-)(4)
Chief Executive Officer       1994      225,000      14,900            0      1,419(3)(4)
                              1993      225,000      26,565       48,050(2)     816(-)(4)

Michael DeSantis, Jr.         1995      130,000      43,389      175,000      1,108(3)(4)
  Senior Vice President       1994      130,000      44,209            0      1,042(3)(4)
                              1993      148,000      13,106       23,600(2)     994(3)(4)

William J. Guthlein           1995      125,660       9,300      110,000      1,076(3)(4)
  Vice President              1994      125,660       7,540            0        996(3)(4)
                              1993      125,660      11,128       23,600(2)     909(3)(4)

David W. Parr                 1995      111,300       9,350      110,000      1,262(3)(4)
  Vice President              1994      111,300       6,678            0      1,198(3)(4)
                              1993      111,300       9,857       23,600(2)   1,137(3)(4)

Gregory S. Harper             1995       90,000      24,490      110,000      1,053(3)(4)
  Vice President              1994       90,000      10,385            0        965(3)(4)
                              1993       90,000      11,811       23,600(2)     885(3)(4)

- -----------------------

(1) Includes commissions paid under the Company's incentive program for sales personnel.

(2) Terminated in July 1995 in connection with the substitution of new options under the 1994 Stock Option Plan; numbers adjusted to reflect the inclusion of a dividend declared in 1994 on the Company's outstanding Common Stock payable on shares held of record on January 6, 1995 in the form of shares of such Common Stock at the rate of 0.475 new shares for each outstanding share.

(3) Includes $500 paid by the Company during the fiscal year with respect to the Company's 401-K plan.

(4) Except as otherwise indicated for those individuals covered by note (3), this amount is the dollar value of insurance premiums paid by the Company during the fiscal year with respect to term life insurance for the benefit of the named executive officer. This amount excludes amounts paid by the Company with respect to group life policies.

                       OPTION GRANTS IN LAST FISCAL YEAR
                       ---------------------------------


                                Individual Grants
                       ----------------------------------


                                        % of Total
                                         Options                              Potential
                                         Granted                              Realizable
                          Number of        to                              Value of Assumed
                         Securities      Employ-                            Rates of Stock
                         Underlying        ees    Exercise                Price Appreciation
                           Options         in      or Base                  for Option Term
                           Granted       Fiscal     Price    Expiration     ---------------
Name                         (#)          Year     ($/sh)     Date        5%(%)(1)     10%($)(1)
- -----------------------  ----------     -------  --------   ----------    --------     ---------

Stephen G. Morison       219,013(2)       15.09     .1250    7/26/2005    28,382         61,411
                         216,487(2)       14.92     .1875    7/26/2005    14,525         47,172

Michael DeSantis, Jr.     88,007(2)        6.07     .1250    7/26/2005    11,405         24,677
                          86,993(2)        6.00     .1875    7/26/2005     5,836         18,955

William J. Guthlein       55,319(3)        3.81     .1250    7/26/2005     7,169         15,511
                          54,681(4)        3.77     .1875    7/26/2005     3,668         11,915

David W. Parr             55,319(3)        3.81     .1250    7/26/2005     7,169         15,511
                          54,681(4)        3.77     .1875    7/26/2005     3,668         11,915

Gregory S. Harper         55,319(2)        3.81     .1250    7/26/2005     7,169         15,511
                          54,681(2)        3.77     .1875    7/26/2005     3,668         11,915

(1) The valuations listed below are based on hypothetical rates of appreciation in the Company's stock price and are included here in response to specific requirements of the Securities and Exchange Commission. The Company makes no representation that its stock will perform similarly or show similar appreciation. If the Company's stock does in fact appreciate as shown, approximately 15% of the overall appreciation in the Company's stock would be for the benefit of all optionees in the aggregate while the remaining 85% would benefit the Company's stockholders other than optionees.

(2)  Vested and exercisable at July 26, 1995.

(3)  Vested and exercisable at July 26, 1996.

(3)  Vested and exercisable at July 26, 1997.


      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-OPTION VALUES

                                                   Number             Value of
                                               of Securities         Unexercised
                                              Underlying Unex-       In-the-Money
                   Shares                     exercised Options         Options
                   Acquired                     at FY-End (1)         At FY-End ($)
                   on            Value       ------------------    -------------------
                   Exercise     Realized      Exer-     Unexer-     Exer-      Unexer-
    Name             (#)          ($)        cisable    cisable    cisable     cisable
                   --------     --------     -------    -------    -------     -------

Stephen G.
   Morison            0            0         435,500         --      6,855        --

Michael
   DeSantis, Jr.      0            0         175,000         --      2,754        --

William J.
   Guthlein           0            0           --       110,000        --        1,731

David W.
   Parr               0            0           --       110,000        --        1,731

Gregory S.
   Harper             0            0         110,000         --      1,731        --

- -------------------

(1) Adjusted to reflect the inclusion of a dividend declared on December 17, 1994 on the Company's outstanding Common Stock payable on shares held of record on January 6, 1995 in the form of shares of such Common Stock at the rate of 0.475 new shares for each outstanding share.

           Effective January 1, 1997, the Company's severance benefit policy covering the Company's executive officers and other employees will terminate. Employment agreements between the Company and Messrs. Morison, DeSantis and Harper which were entered into in connection with the July 1995 Vestex transaction will expire January 25, 1997. The current guidelines for the granting of severance benefits to salaried employees of the Company terminated without cause provide for salary continuation for variable lengths of time after an employee's termination, depending upon the employee's effective date of employment with a new employer. For the Company's Chairman, Vice Chairman and President, salary continuation is for a maximum period of fifty-two weeks; for Vice Presidents, salary continuation is for a maximum period of twenty-six weeks; for employees below the level of Vice President, maximum salary continuation is for two weeks for employees with less than one year of service, four weeks for employees with between one and two years of service, and four weeks plus an additional week's salary continuation for each year or partial year of service in excess of two years. The Company's Chairman, Vice Chairman and President are also eligible for outplacement assistance of up to $20,000, and Vice Presidents are entitled to outplacement assistance of up to $10,000. The Company's President, Mr. Morison, would receive severance benefits of approximately $245,000 based on current salary, plus outplacements assistance, if he were terminated.

Compensation Committee Interlocks and Insider Participation
- -----------------------------------------------------------

     None of the members of the Company's Resources and Compensation Committee (which at the time of certain of its 1995 deliberations consisted of Messrs. Allingham and Dayton, and at the time of its report contained herein consists of Messrs. Adley, Dayton and Killilea) has ever been an officer or employee of the Company or any of its subsidiaries or has any relationship with the Company that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended except as described in this paragraph. In July 1995, Bruncor sold 2,270,015 shares of Common Stock to the Company (1,023,739 of which shares were subsequently awarded to employees) and 1,600,000 shares to Vestex and satisfied approximately $4.4 million of bank indebtedness of the Company in return for a cash payment of $550,000 from the Company to Bruncor ($400,000 of which was provided by Vestex) and a $200,000 subordinated promissory note (collectively, such transactions are hereinafter referred to as the "1995 Common Stock Transactions"). In April 1996, the Company issued all 5,000,000 shares of outstanding Series AA Preferred to Vestex for $1,350,000 in cash (less reimbursement of $312,500 of due diligence and other transactional costs by the Company). In connection with the 1995 Common Stock Transactions, the Company and Vestex entered into a consulting agreement which provides for the payment of fees to Vestex under certain circumstances in exchange for Vestex's assistance in analyzing the Company's financial alternatives and in structuring and negotiating certain equity or debt transactions. Under the agreement, if the Company raises at least $2.5 million of debt or equity capital prior to July 25, 1997, Vestex will receive a fee equal to 1.5% of new debt capital raised (inclusive of any third-party brokerage or similar fees) and 7.5% of new equity capital raised (which shall be reduced to 2.5% if any third-party brokerage or similar fees are payable in connection with the transaction). In 1995, the Company paid Vestex $10,000 under a provision of the agreement which was deleted from the agreement pursuant to an April 1996 amendment. Pursuant to consulting agreements between the Company and Mr. Rizzo entered into in 1993, the Company paid Mr. Rizzo a total of $51,289 (including expense reimbursements) for services rendered by Mr. Rizzo in 1993 and 1994 in connection with evaluating the Company's strategic alternatives and capital needs and in structuring and negotiating the original Vestex recapitalization agreement. Of the $51,289 paid to Mr. Rizzo, $16,099 was paid in 1993, $20,190 was paid in 1994 and $15,000 was paid in 1996. No further amounts are or will be payable to Mr. Rizzo by the Company under the consulting agreement. No executive officer of the Company has served as a director or member of the Resources and Compensation Committee (or other committee serving an equivalent function) of any other entity any of whose executive officers served as a director of the Company or member of the Company's Resources and Compensation Committee.


                      REPORT OF THE COMPENSATION COMMITTEE

The Committee and the Company's Process for Determining Executive Compensation

     At the date of this report, the Company's Resources and Compensation Committee (the "Committee") consists of three directors (Messrs. Adley, Dayton and Killilea) who are not officers or employees of the Company. The Committee met in December 1995 to review the Company's overall compensation structure, assess the performance of key executives, and determine year-end bonuses and 1996 salary adjustments. All of the Committee's recommendations were subsequently adopted by the Board of Directors.

     The Company's Option Compensation Committee consists of Messrs. Dayton and Killilea. Messrs. Dayton, Killilea and their successors are eligible to receive stock option awards only as provided in the formulas approved by the stockholders in January 1995 and as such formulas may be amended with stockholder approval at the Meeting or thereafter. This committee met in July 1995 to decide upon the option grants that would be made after the requisite stockholder approval was obtained. In accordance with applicable regulations under the Securities Exchange Act of 1934, as amended, the Option Compensation Committee's awards are not subject to review by the Board of Directors.

     The Resources and Compensation Committee solicits the views of the Company's CEO, Mr. Morison, in regard to the performance of the other executive officers and their compensation, but Mr. Morison takes no part in the Committee's deliberations or decisions.

The Company's Executive Officers and their Mission

     Since late 1989 and early 1990, when the Company experienced financial difficulties due to previous management policies and practices as well as industry-wide economic trends, the Company's executives have been charged by the Board with the task of stabilizing the Company in a difficult economic environment. This has included supervising the downsizing of the Company's assets and personnel, improving its operations, negotiating appropriate agreements with the Company's lender group, participating in the Company's search for additional equity capital and generally preserving or augmenting shareholder values. Mr. Morison was appointed CEO in September 1989. Mr. Harper joined the Company in 1987, Mr. DeSantis in 1989, Mr. Parr in 1990, and Mr. Guthlein in 1991.

Compensation Elements and Executive Incentives

     The executive officers' overall compensation package is designed both (1) to reflect the Committee's assessment of the officers' efforts to date to carry out the stated policy of stabilizing the Company, and (2) to offer incentives to the officers to succeed in maximizing shareholder values. This involves a combination of base salary (reviewed and adjusted annually), year-end cash bonuses, and, sometimes, stock options. The executive officers' original base salaries were negotiated at arm's length when each officer joined the Company. The Committee believes the executive officers' current total compensation to be generally within the middle range of salaries prevailing within the industry according to the most recent wage and compensation survey published by the Equipment Leasing Association of America. While it is the Committee's general policy to maintain the Company's position within this middle range, unusually good or bad performance by officers could lead the Committee to depart from this general policy. Salary adjustments and bonuses are determined by the Committee in its discretion on an annual basis in light of the Committee's assessment of the officers' efforts as well as other factors. Stock options and stock awards offer a longer-term incentive and are granted as described below. As optionholders and stockholders, the Company's executive officers have a personal financial interest in maximizing shareholder values. This tends to align management's interests with those of other shareholders, which the Committee believes is particularly important in a financial turn-around situation such as the Company's.

Criteria for Making Compensation Decisions

     The Committee bases its annual compensation decisions on a number of factors. These include the Committee's assessment of the quantity and quality of each executive officer's efforts towards achieving the Company's mission of stabilizing its financial situation and preserving shareholder values; the Company's overall performance in that regard; and general economic trends (such as the current low rate of inflation). These factors are not assigned any predetermined weightings, and the Committee is free to use its discretion in each year in assessing such factors. The Committee also considered the fact that none of the Company's executive officers had received salary increases since January 1992. In light of these factors, as well as the Company's determination to make substantial equity awards to key executives, the Committee has concluded that the 1996 base salaries of Messrs. Morison and DeSantis should remain at 1995 levels and that the 1996 base salaries of Messrs. Harper, Guthlein and Parr should be increased between 11% and 2%. Other employees also received salary increases.

     In December 1995 the Committee established an overall year-end compensation pool of $125,000, allocable by the Committee to the five executive officers named above as a one-time distribution and/or salary increase and to virtually all other employees as raises. Other officers and employees who participate in commission programs established by the Company received commissions pursuant to those programs rather than participating in the compensation pool.

     In assessing the Company's financial performance, the Committee has been mindful of the constraints on the scope of the Company's operations that are imposed by its agreements with its lender group. The Committee has also disregarded losses resulting from write-downs of certain assets that reflect management decisions made in periods prior to 1989 rather than the performance of current management.

CEO Compensation

     As CEO, Mr. Morison has overall authority over all areas of the Company's operations, unlike the other executive officers, who are primarily responsible for specific line or staff functions. As a result, the Committee accords greater weight in Mr. Morison's case to the Company's overall achievement of its mission including its overall financial results. In 1993, the Committee paid particular attention to Mr. Morison's leadership in reorganizing the Company's operating structure and negotiating with its lender group. In 1994 and 1995, the Committee paid particular attention to Mr. Morison's activities in connection with the Company's search for new equity capital and relief from the Company's indebtedness to BNS and Bruncor, as well as his continuing role in negotiating with the senior lender group, which led to the conversion of the Company's remaining obligations to the group to the status of a term loan in January 1996.

     The Committee does not base Mr. Morison's bonus on the attainment of predetermined financial results or other quantitative benchmarks, but on its assessment of year-end results in light of year-end economic conditions, and such other important factors as its assessment of Mr. Morison's judgment, initiative and ability to manage and inspire and to negotiate and close transactions. That the Company has survived, transformed its operations and achieved considerable efficiencies in difficult economic times is, the Committee believes, largely a result of the restructuring of the Company and the Company-wide rededication of effort that Mr. Morison has led.

Stock Option Awards, Stock Awards and Employee Stock Purchase Plan

     The Option Compensation Committee has discretion as to when to award options or stock, which executives to include in the awards and how many options or shares of stock to award.

     As part of the original terms of the original Recapitalization Agreement, Vestex insisted that substantially all outstanding employee stock options (most of which had exercise prices of $1.25 per share) be cancelled and new options granted under a new Stock Option Plan. After negotiations between Vestex and Chancellor, it was agreed that a total of 1,207,000 options would be made available to employees under the new Plan. It was also agreed that all 1,207,000 options would be granted to employees by the Option Compensation Committee, at exercise prices which approximated the current trading price range of the Company's Common Stock at the time of the grant, after the Plan was approved by Stockholders in January 1995, with no remaining options to be reserved for future grants to employees except to the extent that some of the 1,207,000 options may be subsequently lapse unexercised.

     The Committee considered the prospective benefits to the Company and the continuing holders of common stock of giving key executives incentives to maximize the value of the common stock following the Recapitalization, and approved the grants, including grants to executive officers that are described above under "OPTION GRANTS IN LAST FISCAL YEAR."

     At the suggestion of Vestex, the Committee also considered in 1994 the benefits of an employee stock purchase plan that would entitle all employees of the Company to purchase Common Stock at a discount from prevailing trading prices. Such a plan permits participation on the part of all employees, not merely key executives, and was approved by stockholders in January 1995, although no options to purchase common stock under such plan have yet been granted. Later in 1995, at Vestex's suggestion, the Committee considered the benefits of awarding to employees, as a further equity incentive, instead of transferring to Vestex, 1,023,739 of the 3,870,315 shares formerly held by Bruncor. The Committee approved these awards in July 1995.

Other Compensation Elements

     The Company has chosen to make provision for its employees' retirements through a voluntary, contributory 401(k) plan, in which employees decide individually whether, and how much of their compensation, to invest in a variety of professionally managed tax-deferred investment portfolios selected by the plan trustees. The Company matches each employee's contributions up to a maximum of $500 per year for each individual. The Committee believes that such a voluntary employee savings plan addresses the varying needs of its employees better than a mandatory company-funded plan or a plan whose future benefits are determined in advance rather than determined by investment performance.

     The Company's former severance policy was developed primarily to provide Company employees with a measure of financial benefits in the event they were displaced by the industry-wide downsizing trend in which the Company has been a vigorous participant. In the case of executive officers, the Committee believes that the severance policy also made it possible for the Company to attract and hire qualified personnel on a termination-at-will basis. The ability to make immediate personnel changes (including changes in executives) was important to the Company, in the Committee's estimation, in order to address the challenges that confront the Company's operations. After discussions with Vestex, the Committee concluded that it was appropriate to eliminate the Company's severance benefits, effective for terminations occurring on or after January 1, 1997. It was pointed out that, when coupled with the adoption of the 1994 Stock Option Plan, the 1994 Employee Stock Purchase Plan and the 1995 stock awards, the elimination of the severance policy would lessen the "downside" protection of employees at a time when their "upside" equity incentives were being increased in a company which was about to experience a substantial capital infusion.

Compliance With Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. This new limitation is unlikely to affect the Company because none of its executive officers currently receives cash compensation over $300,000 and none holds or expects to receive stock options except options which meet the requirements of Section 162(m). The Company's 1994 Stock Option Plan is intended to comply generally with Section 162(m) but there can be no assurance that every future option grant to every employee will have no potential for disallowance of deductibility inasmuch as the Plan grants the Committee discretion to make grants with exercise prices that are less than fair market value.

                                       Respectfully submitted,


                                       Bruce M. Dayton
                                       Thomas W. Killilea

STOCK PERFORMANCE GRAPH

     The chart which appears below sets forth the percentage change, on an annual basis, in the cumulative total return on the Company's common stock since December 31, 1990 (the last trading day of 1990) through December 29, 1995 (the last trading day of 1995). For comparative purposes, changes in the cumulative total return on three indices of publicly traded stocks (the "Indices") are also set forth on the chart. The CRSP Total Return Index for the Nasdaq National Market (U.S. Companies) reflects the total return of approximately 4,000 stocks in all industries which are traded on the Nasdaq National Market ("NNM"). The Company's stock is traded on the Electronic Bulletin Board at present. Stocks on the Electronic Bulletin Board have lower average capitalization than stocks on the NNM. The other two Indices are described in note (1) below.

     The chart begins with an equal base value of $100 for the Company's stock and for each of the Indices on December 31, 1990, and reflects year-end trading prices and dividends paid. The chart assumes full reinvestment of dividends. Information about the Indices has been obtained from sources believed to be reliable, but neither the accuracy nor the completeness of such information is guaranteed by the Company.

Comparison of Five Year Cumulative Total Return* Among Chancellor
Corporation, CRSP Total Return Index for the Nasdaq National Market (U.S. Companies), Nasdaq Financial Stocks and Nasdaq Trucking & Transportation Stocks**/(1)/

                             [Graph Appears Here]

Performance Graph
- -----------------


             Chancellor     Total U.S.     Finance Cos.     Trucking & Trans.
1990         100            100            100              100
1991         91.67          160.56         154.74           145.37
1992         266.66         186.87         221.31           177.9
1993         166.67         214.51         257.22           216.13
1994         25             209.69         257.83           196.16
1995         66.67          296.3          375.64           223.11

Assumes $100 invested on December 31, 1990 in each of the listed indices.
____________________
*   Total Return Assumes Reinvestment of Dividends

**  Fiscal Year Ending December 31

/(1)/ Chancellor's business has similarities with both the non-bank finance industry and the trucking and transportation industry. As a leasing company with a portfolio of leased assets and an underwriting and syndication function, Chancellor is comparable with other finance companies. Chancellor's performance is also substantially influenced by the trucking and transportation industry since the Company's primary focus is leasing transportation equipment. Strong demand for trucking and transportation equipment will increase the Company's opportunities for new business syndication. Furthermore, strong demand for new vehicles will tend to bolster used equipment prices which improves the Company's revenues for off lease equipment. Consequently, both a Finance Company index and a Trucking and Transportation index are provided for comparison purposes.

           APPROVAL OF AMENDMENT TO 1994 DIRECTORS' STOCK OPTION PLAN

Introduction
- ------------

     On January 20, 1995, the Company's stockholders approved the 1994 Directors' Stock Option Plan (the "Directors' Option Plan") which had previously been adopted, subject to stockholder approval, by the Board of Directors on August 12, 1994. Options to purchase a total of 565,000 shares of Common Stock may be granted under the Directors' Option Plan to directors who are not employees. The stockholders approved certain formulas, set forth in the Proxy Statement for the Company's January 20, 1995 Annual Meeting, for determining the number of options to be granted to each director individually (depending on the mix of such director's overall compensation between options and cash fees) and the per-share exercise prices of such options. In light of prevailing trading prices of the Company's stock following the 0.475-for-1 stock dividend which occurred on January 6, 1995 and of the unexpected delays in consummating the recapitalization transactions, which in turn have likely delayed any future appreciation in the value of the Company's Common Stock, the Board is proposing an amendment to the Directors' Option Plan revising these formulas (the "Directors' Plan Amendment"). See "-- Revised Formula for Grants to Directors" and the table below captioned "New Plan Benefits." The Directors' Plan Amendment also extends the last date on which options may be granted under the Directors' Option Plan from December 31, 1996 to December 31, 2004 and effects various other modifications in the Directors' Option Plan as described below.

Revised Formula for Grants to Directors
- ---------------------------------------

     The Directors' Plan Amendment would effect the following changes in the formula for determining the number of options to be granted and the per-share exercise prices of such options. Options would be granted to non-employee directors under the Directors' Option Plan as a component of one of four revised compensation formulas: (A) in the case of Thomas W. Killilea, a grant of 50,000 fully vested options, exercisable immediately at an exercise price of $.25 per share, a grant of 50,000 options, exercisable commencing July 26, 1996, provided he is still serving as a director on such date, at an exercise price of $.25 per share (rather than $.375 per share), a grant of 50,000 (rather than zero) options, exercisable commencing July 26, 1997, provided he is still serving as a director on such date, at an exercise price of $.25 per share, and an annual director's fee of $1,000, payable quarterly; (B) in the case of Bruce M. Dayton, a grant of 7,500 options, exercisable immediately at an exercise price of $.25 per share, a grant of 7,500 options, exercisable commencing July 26, 1996, provided he is still serving as a director on such date, at an exercise price of $.25 per share (rather than $.375 per share), a grant of 7,500 (rather than zero) options, exercisable commencing on July 26, 1996, provided he is still serving as a director on such date, at an exercise price of $.25 per share and an annual director's fee of $15,000 payable quarterly; (C) in the case of Richard D. Rizzo, a grant of 27,000 fully vested options, exercisable immediately at an exercise price of $.25 per share, a grant of 27,000 options, exercisable commencing January 11, 1997, provided he is still a director on such date, at an exercise price of $.25 per share (rather than $.375 per share), a grant of 27,000 (rather than zero) options, exercisable commencing January 11, 1998, provided he is still a director on such date, at an exercise price of $.375 per share, and an annual director's fee of $6,000 payable quarterly; (D) in the case of Brian M. Adley, a grant of 37,500 fully vested options, exercisable immediately at an exercise price of $.25 per share, a grant of 37,500 options, exercisable commencing July 26, 1996, provided he is still serving as a director on such date, at an exercise price of $.25 per share (rather than $.375 per share), a grant of 37,500 (rather than zero) options, exercisable commencing July 26, 1996, provided he is still serving as a director on such date, at an exercise price of $.25 per share and an annual director's fee of $1,000, payable quarterly, and (E) in the case of any other non-employee directors elected prior to December 31, 2004 (rather than the 1996 Annual Meeting of Stockholders), grants (subject to the availability of an adequate number of shares of Common Stock reserved for issuance under the Plan) and an annual directors' fee based on any of the foregoing formulae, in the direction of the Option Compensation Committee.

     All options will be exercisable until July 26, 2005. The Directors' Plan Amendment would eliminate the provision of the Directors' Option Plan, currently in effect, which requires the number of options to be granted to any director elected after the 1996 Annual Meeting of Stockholders to be reduced by 10 options for each day which elapses between such date and such person's election as a director. Pursuant to the Directors' Plan Amendment, options may be granted until December 31, 2004. The Directors' Plan Amendment would also increase the number of Options which may be granted to any individual over the life of the Directors' Option Plan from 100,000 to 150,000. The exercise price of options to be granted to any such subsequently elected directors will in no event be less than the fair market value of Common Stock on the date of grant.

     If the proposed Directors' Plan Amendment is adopted, the following numbers of new options ("Substituted Options") will be granted to the following persons and group of persons in substitution for outstanding options, and the following numbers of new options ("Additional Options") will be granted to such persons:

                               NEW PLAN BENEFITS

                       1994 Directors' Stock Option Plan

                                Number of      Number of      Number of
                              Common Shares  Common Shares  Common Shares
                               Underlying     Underlying     Underlying
                               Substituted    Additional     Unchanged
Name and Position                Options        Options        Options
- -----------------              -----------    ----------     ----------

Brian M. Adley                    37,500         37,500         37,500

Bruce M. Dayton                    7,500          7,500          7,500

Thomas W. Killilea                50,000         50,000         50,000

Richard D. Rizzo                  27,000         27,000         27,000

Non-employee directors,
as a group (4 persons)/(1)/      122,000        122,000        122,000

- ------------------------

(1) Does not include options to purchase a total of 199,000 shares which are reserved for possible grant to future directors, if any.

     At April 17, 1996, the average of the bid and asked prices of the Company's Common Stock, as reported on the Electronic Bulletin Board, was .21875 per share, so that on that date all 366,000 shares of stock underlying the options referred to above had a market value, calculated on such basis, of $80,063. These values are market values of the stock underlying the options, not values of the options themselves.

     Further information in regard to the proposed option grants and cancellations for the persons named in the above table, and for all non-employee directors as a group, is as follows:

                               OPTION REPRICINGS

                       1994 Directors' Stock Option Plan
                       ---------------------------------

                                            Market                             Length of
                                            Price of     Exercise              Original
                               Number of    Stock at     Price at              Option
                               Options      Time of      Time of       New     Remaining
                               Repriced     Repricing    Repricing     Exer-   Date of
                               or           or Amend-    or Amend-     cise    Repricing
Name                 Date      Amended(#)   ment ($)     ment          Price   Amendment
- ----                 ----      ----------   ---------    ---------     -----   ---------

Brian M. Adley       6/6/96      37,500        (1)         $.375       $.25    9 years(2)
Director

Bruce M. Dayton      6/6/96       7,500        (1)         $.375       $.25    9 years(2)
Director


Thomas W.            6/6/96      50,000        (1)         $.375       $.25    9 years(2)
  Killilea
Director

Richard D.           6/6/96      27,000        (1)         $.375       $.25    9 years(2)
  Rizzo
Director

Non-employee         6/6/95     122,000(3)     (1)         $.375       $.25    9 years(2)
directors
as a group
(4 persons)

- ---------------------------------------

(1) To be determined on the basis of the average of the closing bid prices on the 20 trading days preceding the date of the Meeting.

(2) Vests on July 26, 1996; substituted and additional options will vest on July 26, 1996; the underlying Common Stock may not be resold until January 26, 1997; substituted and additional options will expire on July 26, 2005.

(3)  See note 1 to preceding table.

           On July 26, 1995, pursuant to a proposal approved by the Company's stockholders at the January 20, 1995 Annual Meeting, the Company repriced certain outstanding stock options and substituted new options, as described in the following table. Otherwise, the Company has not previously repriced outstanding stock options or substituted new options for old options during the past ten years.

                       INFORMATION IN REGARD TO PREVIOUS
                     REPRICING AND SUBSTITUTION OF OPTIONS
                                 IN JULY 1995

                          1994 Stock Option Plan and
                       1994 Directors' Stock Option Plan

                               Number of      Number of
                              Common Shares  Common Shares
                              Underlying     Underlying
                              Substituted    Additional
Name and Position                Options        Options
- -----------------             -------------  -------------

Stephen G. Morison                68,000        372,000
  Chief Executive Officer

Michael DeSantis, Jr.             34,000        141,000
  Senior Vice President

William J. Guthlein               30,000         80,000
  Vice President

David W. Parr                     30,000         80,000
  Vice President

Gregory S. Harper                 21,250         88,750
  Vice President

Executive officers,              183,250        761,750
as a group (5 persons,
consisting of those
named above)

All other employees,              53,650        208,350
as a group (30 persons)

Non-employee directors,                0        415,000
as a group (6 persons)(1)

____________________
(1) Includes two directors who may be designated in the future by Vestex and by the Continuing Directors, respectively.

     Further information in regard to the previous option grants and cancellations for the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company is as follows:

                          PREVIOUS OPTION REPRICINGS
                                  IN JULY 1995

                             1994 Stock Option Plan

                                            Market                          Length of
                                            Price of    Exercise            Original
                                Number of   Stock at    Price at            Option
                                Options     Time of     Time of     New     Remaining
                                Repriced    Repricing   Repricing   Exer-   Date of
                                or          or Amend-   or Amend-   cise    Repricing
Name                 Date       Amended(#)  ment ($)    ment        Price   Amendment
- ----                 ----       ----------  ---------   ---------   -----   ---------

Stephen G.           7/26/95      38,000       (1)        1.25      (2)     7 years(3)
  Morison                         10,000       (1)        1.50      (2)     6 years(3)
Chief Executive                   10,000       (1)        1.00      (2)     6 years(3)
  Officer                         10,000       (1)         .50      (2)     6 years(3)

Michael              7/26/95      16,000       (1)        1.25      (2)     7 years(3)
  DeSantis, Jr.                    6,000       (1)        1.50      (2)     6 years(3)
Senior Vice                        6,000       (1)        1.00      (2)     6 years(3)
President                          6,000       (1)         .50              6 years(3)

William J.           7/26/95      16,000       (1)        1.25      (2)     7 years(3)
  Guthlein                         4,666       (1)        1.50      (2)     6 years(3)
Vice President                     4,667       (1)        1.00      (2)     6 years(3)
                                   4,667       (1)         .50      (2)     6 years(3)

David W. Parr        7/26/95      16,000       (1)        1.25      (2)     7 years(3)
Vice President                     4,666       (1)        1.50      (2)     6 years(3)
                                   4,667       (1)        1.00      (2)     6 years(3)
                                   4,667       (1)         .50      (2)     6 years(3)

Gregory S.           7/26/95      16,000       (1)        1.25      (2)     7 years(3)
  Harper                           1,750       (1)        1.50      (2)     6 years(3)
Vice President                     1,750       (1)        1.00      (2)     6 years(3)
                                   1,750       (1)         .50      (2)     6 years(3)

- ----------------------------

(1) At January 20, 1995 (the date of stockholder approval, when the new exercise prices were determined) and July 26, 1995 (the date of the option grants, which were conditioned upon consummation of the 1995 Common Stock Transactions), the average of the bid and asked prices of the Company's Common Stock, as reported on the Electronic Bulletin Board, was $.2032 and $.15625 per share, respectively, so that on those dates all 183,250 shares of stock underlying the options referred to above had a market value of approximately $37,236 and $28,633, respectively. These values are market values of the stock underlying the options, not values of the options themselves.

(2) All options had an exercise price equal to the greater of (i) the closing bid price on the date of grant (July 26, 1995) ($.125 per share) and (ii) $.125 per share, in the case of 50.3% of such options and $.1875 per share, in the case of 49.7% of such options.

(3) Fully vested at the date of repricing; substituted and additional options were fully vested; the underlying Common Stock may not be resold until January 26, 1997; substituted and additional options will expire on July 26, 2005.

     Future Grants.  Because future option grants under the Directors' Option
     -------------
Plan will only be made either pursuant to the formulas for non-employee directors described above or at the discretion of the Option Compensation Committee upon the lapse of options which have already been granted, the Company cannot now determine the number of options to be granted to any particular individual or group other than those set forth in the first table above. Besides the 366,000 options to be granted to the four current non-employee directors, a total of 199,000 options is authorized under the Plan. This number will be sufficient for at least one additional or successor directors elected prior to December 31, 2004.

     Description of the Directors' Option Plan
     -----------------------------------------

          Options on 565,000 shares may be awarded under the Directors' Option Plan to directors who are not employees. Not more than 100,000 shares may currently be issued to any individual under the Directors' Option Plan during the life of the Directors' Option Plan (this number will increase to 150,000 if the Directors' Plan amendment is approved). The Directors' Option Plan provides for the grant of options which are not Incentive Stock Options under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code")("Non-Statutory Stock Options"). Members of the Company's Board of Directors may be granted Non-Statutory Stock Options.

          The Option Compensation Committee of the Board of Directors, consisting of at least two directors who are "disinterested persons" for federal securities law purposes and "outside directors" for purposes of
     Section 162(m) of the Code, will administer the Director's Option Plan, select the persons to whom options are granted and fix the terms of such options. In order to comply with certain rules under Section 16(b) of the Securities Exchange Act of 1934, option grants are not subject to approval by the full Board of Directors.

          The exercise date of an option granted under the Directors' Option Plan will be fixed by the Committee, but may not be later than ten years from the date of grant. Options may be granted under the Directors' Option Plan through December 28, 1996 and, if the Directors' Plan Amendment is adopted, through December 31, 2004. Options may be exercised in such installments as are fixed by the Committee.

     Options under the Directors' Option Plan will not be transferable by the optionee other than by will or the laws of descent and distribution, although they may be exercised during the optionee's lifetime by his legal representative if he becomes incapacitated. All options must be exercised within three months after termination of the optionee's affiliation with the Company, except that options shall remain outstanding for their entire term following termination due to death or for one year following termination due to permanent disability.

     Pursuant to the Directors' Plan Amendment, the exercise price of options granted to directors will be $.25 per share.

     The Directors' Option Plan provides for automatic adjustment to the number of shares of Common Stock issuable upon exercise of options granted under the Directors' Option Plan to reflect stock dividends, stock splits, reorganizations, mergers and various other transactions occurring after the date of grant. Payment for shares purchased upon exercise of an option must be made in cash or, at the Committee's discretion, by delivery of shares of Common Stock of the Company, or by a combination of such methods.

     The Company's Board of Directors may at any time amend or revise the terms of the Directors' Option Plan, except that no such amendment or revision may be made without the approval of the holders of a majority of the Company's outstanding capital stock, voting together as a single class, if such amendment or revision would (a) materially increase the number of shares which may be issued under the Directors' Option Plan (other than changes due to changes in capitalization), (b) increase the maximum term of options, (c) decrease the minimum option price, (d) permit the granting of options to anyone not included within the Plan's eligible categories, (e) extend the term of the Plan or (f) materially increase the benefits accruing to eligible individuals under the Plan.

Federal Income Tax Consequences
- -------------------------------

     Non-Statutory options granted under the 1994 Stock Option Plan will not qualify as "Incentive Stock Options," as defined in Section 422 of the Code.

     An optionee will not recognize any taxable income at the time he is granted a Non-Statutory Option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or when the optionee is an officer, director or 10% stockholder of the Company, the date of taxation may be deferred unless the optionee files an election within 30 days of exercising the option with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash, or by means of withholding shares which would otherwise be received by the optionee or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price increased by amounts recognized as ordinary income as provided above, will be treated as capital gain or loss.

     The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a Non-Statutory Option.

     The foregoing is only a summary of the effect of federal income tax upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Option Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Accounting Treatment
- --------------------

     The cancellation, re-issuance and repricing of the outstanding options will have no accounting impact. The Company is following EITF 87-33 including its provision that compensation is measured using current market prices and current exercise prices.

Recommendation of the Board of Directors
- ----------------------------------------

     The Company's Board of Directors unanimously recommends that stockholders rate FOR the Directors' Plan Amendment.

                             THE CHARTER AMENDMENT

Summary
- -------

     Under the terms of the proposed Charter Amendment, the Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock, $.01 par value per share, in one or more series ("Undesignated Series Preferred"). Each such series of Undesignated Series Preferred will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The stockholders of the Company are being asked to grant the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific authorizations and issuances. The rights of the holders of Common Stock and the Outstanding Series AA Preferred will be subject to the rights of holders of any Undesignated Series Preferred issued in the future.

     The issuance of Undesignated Series Preferred, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to designate the rights of, or issue, any shares of Undesignated Series Preferred or to list such shares on any national securities exchange or on Nasdaq.

Background
- ----------

     On January 20, 1995, the Company's stockholders approved an amendment to the Company's Articles of Organization authorizing a total of 10,000,000 shares of Preferred Stock, $.01 par value per share. 5,000,000 of such shares were designated in the charter as Series A Convertible Preferred Stock, having specified rights, preferences and limitations determined by negotiations with Vestex in connection with a proposed investment in the Company by Vestex. These included, among other things, mandatory dividends, a liquidation preference and special voting rights, as described in more detail. The remaining 5,000,000 shares were Undesignated Series Preferred. Subsequently, the Board of Directors (with Mr. Adley's abstention) negotiated with Vestex a set of modifications to the original terms of the Series A Convertible Preferred Stock. Rather than delay consummation of Vestex's investment in the Company by up to several months in order to solicit stockholder approval of the modifications, the Board made use of the 5,000,000 shares of Undesignated Series Preferred to consummate the Vestex investment (the "Recapitalization") by designating such shares of Undesignated Series Preferred as Series AA Convertible Preferred Stock and giving such shares the modified terms agreed to between the Board and Vestex.

     As a result of the designation of the original 5,000,000 shares of Undesignated Series Preferred by the Board as Series AA Convertible Preferred Stock and the issuance of such shares to Vestex, the Company currently has authorized and outstanding the

5,000,000 shares of Outstanding Series AA Preferred that have been issued to Vestex and 5,000,000 authorized but unissued shares of Series A Convertible Preferred Stock whose specified terms make such shares too inflexible to be useful in connection with future financings or acquisitions.

     The adoption of the Charter Amendment would have the effect of substantially returning the Company's capitalization to its status as of January 20, 1995, with 5,000,000 shares of Preferred Stock having terms negotiated between the Board of Directors and Vestex and 5,000,000 shares of Undesignated Series Preferred available for future designation and issuance by the Board of Directors.

Common Stock
- ------------

     Holders of the Company's Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to preferential dividend rights, if any, of any outstanding series of Preferred Stock. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and other liabilities of the Company, subject to the rights of any outstanding series of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of Outstanding Series AA Preferred and any other series of Preferred Stock that the Company may designate and issue in the future.

Terms of the Outstanding Series AA Preferred
- --------------------------------------------

     Subject to the powers, preferences, rights, qualifications, limitations and restrictions of any other class or series of preferred stock that may be issued, the holder of each of the 5,000,000 shares of Outstanding Series AA Preferred is entitled to the following preferences and rights:

     Dividends:  The Outstanding Series AA Preferred is entitled to receive
     ---------
dividends (if any) paid from time to time on the Common Stock, on a pari passu basis. If, within five years after the issuance of the Outstanding Series AA Preferred, the Company issues additional equity securities (other than upon the exercise of certain warrants or options or debt convertible into equity securities of the Company) for cash consideration in excess of $7,500,000 ("Additional Equity Investment"), then there shall be paid to the holders of any Outstanding Series AA Preferred which is thereafter converted, in addition to any declared but unpaid dividends on the Outstanding Series AA Preferred, an amount per share at a rate of (i) $.035 per annum, if the Additional Equity Investment is consummated and the shares are converted within one year after their issuance; (ii) $.03 per annum, if the Additional Equity Investment is consummated and the shares are converted within two years after their issuance;
(iii) $.025 per annum, if the Additional Equity Investment is consummated and the shares are converted within three years after their issuance; (iv) $.02 per annum, if the Additional Equity Investment is consummated and the shares are converted within four years after their issuance; or (v) $.015 per annum, if the Additional Equity Investment is consummated and the shares are converted within five years after the issuance. After April 11, 1998, such dividends ("Special Dividends") may, at the Company's election, be paid in the form of shares of Common Stock of the Company, valued for this purpose at one-half their then prevailing trading price determined under a formula.

     Liquidation Preference:  a payment of $.50 per share plus any accumulated
     ----------------------
and unpaid dividends thereon, and no more, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, payable out of funds legally available for the purpose, after payment of debts and expenses and subject to the rights of any senior class or series (as defined) of preferred stock, but in preference to the payment of any amounts to the holders of junior stock (as defined) including Common Stock.

     In the event of any consolidation or merger of the Company with or into another entity, any sale or transfer to another entity of all or substantially all of its assets or the voluntary or involuntary dissolution and winding up of the Company, the holder of each share of Outstanding Series AA Preferred then outstanding will have the right to elect to receive its liquidation preference or to convert each such share into the kind and amount of securities and property receivable upon or deemed to be held following such consolidation, merger, sale, transfer or dissolution by a holder of the number of shares of Common Stock into which such shares of Outstanding Series AA Preferred might have been converted immediately prior to such consolidation, merger, sale, transfer or dissolution.

     Conversion Rights:  each share of Outstanding Series AA Preferred is
     -----------------
convertible at any time into shares of Common Stock at an initial conversion rate of one share of Common Stock per share of Outstanding Series AA Preferred. The conversion rate is subject to adjustment in certain events, including stock dividends, stock splits, reverse stock splits, subdivisions, combinations and reclassifications of Common Stock, but is not subject to adjustment upon the issuance of Common Stock or options, rights or warrants to purchase Common Stock at a price lower than the conversion price as in effect from time to time. Fractional Common Shares will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based on the conversion price of the Common Stock.

     Retirement:  at any time after April 11, 1999, the Company may elect to
     ----------
cause all outstanding shares of Outstanding Series AA Preferred to be retired by paying any amounts that would be due upon conversion and converting such shares into Common Stock at the then effective conversion rate.

     Voting Rights:  as may votes per share of Outstanding Series AA Preferred
     -------------
as the number of shares of Common Stock into which each such share of Outstanding Series AA Preferred is convertible (initially, one vote per share), with the Common Stock and all outstanding preferred stock voting together as a single class on all matters except as otherwise expressly provided in the Company's Articles of Organization or prescribed by law.

     Without the favorable vote or consent of the holders of a majority of the issued and outstanding shares of the Outstanding Series AA Preferred, voting as a class, the Company is not authorized to amend, alter or repeal any of the preferences or rights of the Outstanding Series AA Preferred so as to materially adversely affect such preferences and rights, increase the authorized number of shares of preferred stock, create any new class of shares having preference over or ranking on a parity with the Outstanding Series AA Preferred, cause any purchase of stock other than from employees, cause a dividend to be paid on the Common Stock, effect a merger to which the Company is a party or a sale of the Company's assets, or amend the Company's Articles of Organization or By-Laws.

Terms of the Series A Convertible Preferred Stock
- -------------------------------------------------

     The rights, priorities and limitations of the authorized Series A Convertible Preferred Stock are generally identical with those of the Outstanding Series AA Preferred with the following exceptions: the Series A Convertible Preferred Stock (a) has mandatory dividends in specified amounts;
(b) has special voting rights in the event of a default on dividend payments;
(c) is ordinarily entitled to elect a majority of the members of the Board of Directors; (d) is not subject to retirement; and (e) must have all Special Dividends paid in cash.

Recommendation of the Board of Directors
- ----------------------------------------

     The Company's Board of Directors unanimously recommends that stockholders vote FOR the Charter Amendment.

                               OTHER INFORMATION

Proxy Solicitation
- ------------------

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the officers and regular employees of the Company may solicit proxies personally or by telephone.

Other Business
- --------------

     The Board of Directors knows of no other matter to be presented at the meeting. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.

Principal Stockholders
- ----------------------

     As of the close of business on April 25, 1996, the record date for the meeting, there were 5,135,261 shares of Common Stock outstanding and 5,000,000 shares of Series AA Convertible Preferred Stock outstanding. Stockholders of the Company are entitled to one vote for each share held of record at the close
of business on the record date.   An additional 1,430,911 shares were issued and
held of record by the Company as treasury shares.

     The number of shares of Common Stock beneficially owned by the persons or entities known by management to be the beneficial owners of more than 5% of the outstanding shares, the number of shares beneficially owned by each director, each nominee for election or re-election as a director and each executive officer, the number of shares beneficially owned by all directors and officers as a group, as of the record date, as "beneficial ownership" has been defined under rules promulgated by the Securities and Exchange Commission, and the actual sole or shared voting power of such persons, as of the record date, are set forth in the following table. Additional information is given as to the pro forma stock ownership and voting power at future Annual Meetings of Stockholders of such persons in the event that the Company consummates a private offering of Common Stock to a select group of nonaffiliated accredited investors which it announced on April 16, 1996 (the "Common Stock Offering").

                                                   Preliminary Copies



                                                                                                   Voting Power(1)
                                                         Percentage of            ---------------------------------------------
                           Common Stock             Shares Outstanding                                             Percentage
Name and Address of        Beneficially             ------------------------                               -------------------------
Beneficial Owner              Owned                 Actual       Pro Forma(2)     Shares                   Actual       Pro Forma(2)
- ----------------          -------------             ------       ------------     ------                   ------       ------------

Vestex Capital
Corporation (3)             6,600,000  (4)          65.1%            46.7%       6,600,000  (4)(5)(6)       62.6%          46.7%

Brian M. Adley (3)          6,637,500  (4)(7)(8)    65.2%            47.0%       6,600,000  (4)(5)(6)(7)    62.6%          46.7%

Stephen G. Morison (9)        984,812  (8)           9.3%             6.8%         549,312  (5)              5.2%           3.9%

Bruce M. Dayton (9)            46,321  (8)             *                *           38,821  (5)                *              *

Thomas W. Killilea (11)       175,375  (8)           1.7%             1.2%         125,375  (5)              1.2%             *

Michael DeSantis, Jr.(9)      361,595  (8)           3.5%             2.5%         186,595                   1.7%           1.3%

William J. Guthlein (9)        70,325                  *                *           70,325                     *              *

Gregory S. Harper (9)         219,867  (8)           2.1%             1.5%         109,867                   1.0%             *

David W. Parr (9)             119,750                1.2%               *          119,750                   1.1%             *

Richard D. Rizzo (9)           27,000  (8)(11)         *                *                0  (5)(11)            *              *

Directors and Executive
 Officers as a group
 (9 persons)                8,641,334  (4)(7)(8)    75.9%            57.7%       7,795,045  (4)(7)(8)       77.0%          55.2%

      -----------------------------

      * Less than one percent (1.0%)

                   The notes to this table appear on page 38.

                      Notes to Beneficial Ownership Table
                      -----------------------------------

(1) Number of votes which each person is entitled to cast expressed as a number and as a percentage of all votes which all stockholders are entitled to cast at the Meeting (or, in the case of the pro forma column, would be entitled to cast at future Annual Meeting of Stockholders); assumes no exercise of stock options.

(2) Pro forma as if the additional 4,000,000 shares of Common Stock being offered in the Common Stock Offering had been issued and outstanding at April 25, 1996; assumes no exercise of stock options.

(3)  This stockholder's address is 12 Waltham Street, Lexington, MA   02173.

(4) Assumes conversion of 5,000,000 shares of Outstanding Series AA Preferred into a like number of shares of Common Stock.

(5) All shares owned by this stockholder must be voted for the election of directors as required by the provisions of the Voting Agreement summarized below. See "-- Voting Agreement."

(6) Between 1,001,989 of these shares (if an additional 4,000,000 shares are sold by the Company in the Common Stock Offering) and 2,585,989 of these shares (if no additional shares are sold by the Company in the Common Stock Offering) will be voted, as to all matters other than the election of directors, as specified by Richard D. Rizzo or his successor pursuant to the provisions of the Voting Agreement.

(7) Includes all shares owned by Vestex Capital Corporation reported above. Mr. Adley has sole or shared voting power as to all such shares.

(8)  Includes 37,500, 435,500, 7,500, 50,000, 175,000, 110,000 and 27,000 shares which Messrs. Adley, Morison, Dayton, Killilea, DeSantis, Harper and Rizzo are entitled to acquire, respectively, through the exercise of outstanding stock options within the next 60 days.

(9)  Each of these persons maintains a business address c/o the Company.

(10) This person maintains a business address at Oppenheimer & Co., Inc., One Federal Street, Boston, MA 02110.

(11) Excludes up to 2,585,989 shares owned by Vestex Capital Corporation as to which this person will have voting power with respect to all matters other than the election of directors. See "-- Voting Agreement."

     The foregoing table assumes between 10,136,391 and 14,136,391 shares of Common Stock to be outstanding, on the assumptions set forth above, depending on whether all or any or none of the 4,000,000 additional shares being offered in the Common Stock Offering are sold.

     Voting Agreement.  The Voting Agreement entered into by the Company, Vestex
     ----------------
and the Company's directors on April 11, 1996 (the "Voting Agreement") provides for the election of a Board of seven Directors, two of whom will be nominated by Vestex and five of whom (the "Continuing Directors") will be nominated by the Company's continuing directors other than nominees of Vestex, subject to election by the stockholders other than Vestex ("Minority Stockholders"). The Voting Agreement also requires that, until April 11, 1998, certain issuances of stock, mergers, charter and by-law amendments and other transactions, in which Vestex has an interest which conflicts with or is distinct from that of the Company, will be subject to approval by the Continuing Directors or the Minority Stockholders ("Minority Approval").

     The Voting Agreement also provides that Mr. Rizzo, a new Continuing Director (or a successor jointly appointed by Vestex and the Company, or, failing such appointment, a successor selected by the Board of Directors of the Company) will be authorized to vote, in accordance with all applicable requirements of the Voting Agreement and otherwise at his discretion, that number of shares owned by Vestex which from time to time exceed 39.6% of all shares of capital stock of the Company then outstanding, in regard to all matters other than the election of directors.

     Continuing Directors.  Stephen G. Morison, Bruce M. Dayton, Thomas W.
     --------------------
Killilea and Richard D. Rizzo will be the four initial Continuing Directors.
Mr. Morison will be subject to re-election in 1996 and 1998, Mr. Rizzo in 1997 and 2000 and Messrs. Dayton and Killilea in 1996 and 1999. The Voting Agreement provides that, at all elections of directors prior to the Annual Meeting of Stockholders to be held in the year 2001, the Company will nominate each of the initial Continuing Directors for re-election or, if any such Continuing Director does not choose to stand for re-election, a nominee designated by a majority of the Continuing Directors then in office. Vestex has agreed to vote all of its outstanding stock in favor of such nominees if they are unopposed. If any such nominee is opposed, Vestex will vote all of its outstanding stock in favor of the candidate who receives a plurality of the votes cast by the Minority Stockholders. Vacancies which occur among the Continuing Directors will be filled as designated by the remaining Continuing Directors.

     Minority Approval.  Until April 11, 1998, the following types of
     -----------------
transactions will be subject to approval by either a majority of the Continuing Directors then in office or the holders of a majority of the shares of common stock held by Minority Stockholders: (i) any issuance or transfer by the Company of any stock or other securities of the Company to Vestex (other than the issuance of common stock pursuant to the conversion of Outstanding Series AA Preferred), (ii) any merger, consolidation or sale of assets involving the Company and Vestex, (iii) any action taken by the Company which results in a going private transaction subject to Rule 13e-3 under the Securities Exchange Act of 1934, or (iv) the payment to Vestex of any fee or other similar type of benefit (other than as contemplated in the consulting agreement described under "ELECTION OF DIRECTORS -- Compensation Committee Interlocks and Insider Participation"). Vestex has agreed not to attempt to commence or effect any of such transactions without first obtaining the necessary approval. The foregoing does not apply to any transaction in which Vestex does not have a conflict of interest, such as the issuance of securities to an unrelated purchaser (notwithstanding that Vestex would be entitled to receive a fee in connection with such transaction).

Deadline for Submission of Stockholder Proposals
- ------------------------------------------------

     Stockholders may present proposals for inclusion in the 1997 Proxy Statement provided that such proposals are received by the Clerk of the Company no later than January 7, 1997 and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

Additional Information; Incorporation by Reference
- --------------------------------------------------

     Accompanying this Proxy Statement are copies of Parts I, II and IV of the Company's Annual Report on Form 10-K for the year ended December 31, 1995. Such portions of the Annual Report on Form 10-K constitute the Company's Annual Report to its Stockholders for purposes of Rule 14a-3 under the Securities Exchange Act of 1934.

     The following sections of the Company's Annual Report on Form 10-K are hereby specifically incorporated by reference into this Proxy Statement: Item 5, Market for the Company's Common Equity and Related Stockholders' Matters;
Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and Item 14, Financial Statements.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 at the following regional offices of the Commission:
500 West Madison, 14th Floor, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained upon payment of the Commission's customary charges by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

     Stockholders who have questions in regard to any aspect of the matters discussed in this Proxy Statement should contact Stephen G. Morison or William
J. Guthlein of the Company at (617) 728-8500.

                                       By Order of the Board of Directors



                                       David W. Parr, Clerk

May __, 1995

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

       PLEASE MARK VOTES
X      AS IN THIS EXAMPLE
- -
                                                                    With-
                                                      For           hold

1.  Fixing the number of directors at seven for the
    coming year and electing the Class I nominee      ________      _______
    and two Class II nominees listed below.

                     Stephen G. Morison
                     Bruce M. Dayton
                     Thomas W. Killilea

                                            For         Against      Abstain
2.  Adoption of amendment to the
    Company's 1994 Director Stock           __________  ___________  ___________
    Option Plan.


                                            For         Against      Abstain
3.  Approval of amendment to the Company's
    charter converting 5,000,000 shares of
    Series A Convertible Preferred Stock    __________  ___________  ___________
    into a like number of shares of
    undesignated series preferred stock.
                                            For         Against      Abstain
4.  In their discretion, such other matters
    as may properly come before the meeting
    or any adjournment thereof.             __________  ___________  ___________

RECORD DATE SHARES:

    Please be sure to sign and date this Proxy.     Date



    Shareholder sign here                           Co-owner sign here

                    Mark box at right if comments or address
                    change have been noted on the reverse of       _____________
                    this card.

    DETACH CARD

                             CHANCELLOR CORPORATION
     Dear Shareholder:

     Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the proxy materials that have been sent to stockholders.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

     Your vote must be received prior to the Annual Meeting of Shareholders, June 6, 1996.

     Thank you in advance for your prompt consideration of these matters.

     Sincerely,


     Chancellor Corporation

                            CHANCELLOR CORPORATION


                     745 Atlantic Avenue Boston, MA 02111
                 Special Meeting of Stockholders, June 6, 1996

The undersigned hereby appoints Stephen G. Morison and Bruce M. Dayton, and each or either of them, with full power of substitution, as proxies and attorneys in fact, to vote and act at the Special Meeting in lieu of the Annual Meeting (the "Meeting") of Stockholders of Chancellor Corporation (the Company), to be held June 6, 1996, at 745 Atlantic Avenue, Boston, Massachusetts and at any adjournment thereof, in respect of all shares of common stock, par value $.01 per share, of the Company with respect to which the undersigned would be entitled to vote and act if personally present.

The undersigned hereby acknowledges receipt of the Notice of the Meeting and the accompanying Proxy Statement and hereby directs said proxies, or their substitutes, to vote and act on the following matters set forth in such Notice and Proxy Statement as specified by the undersigned. You may revoke this Proxy by submitting a proxy bearing a latter date or by voting in person if you attend the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CHANCELLOR CORPORATION AND WILL BE VOTED AS DIRECTED, IF NO CHOICE IS INDICATED, IT WILL BE VOTED "FOR" ALL ITEMS AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THIS MEETING.

_________________________________________________________________________
PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED
________
ENVELOPE

Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

________________________________________________________________________________

HAS YOUR ADDRESS CHANGED?              DO YOU HAVE ANY COMMENTS?

________________________________       _________________________________________

________________________________       _________________________________________

________________________________       ____________________________________CNRCM